CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement of U.S. Gold Corporation on Form S-8, File No. 33-47460 of our reports dated March 17, 2000 and March 19, 1999, on our audits of the consolidated statements of operations, change in shareholders equity and cash flows for U.S. Gold Corporation as of and for the years ended December 31, 1999 and 1998, which reports are included in the 1999 and 1998 Annual Reports on Form 10-KSB.

Stark Tinter & Associates, LLC
Certified Public Accountants

March 17, 2000
Denver, Colorado